Exhibit 99

FOR IMMEDIATE RELEASE
DATE: March 29, 2011

CONTACTS:	William J. Small
Chairman, President and CEO
(419) 782-5015
bsmall@first-fed.com

Donald P. Hileman
Chief Financial Officer
(419) 785-2210
dhileman@first-fed.com

FIRST DEFIANCE FINANCIAL CORP. ANNOUNCES CLOSING OF $21,210,600 PUBLIC

OFFERING OF COMMON STOCK, INCLUDING THE EXERCISE OF THE UNDERWRITER’S

OVER-ALLOTMENT OPTION

Defiance, OH – FIRST DEFIANCE FINANCIAL CORP. (NASDAQ: FDEF) (the “Company”) today announced that it has completed its previously announced underwritten public common stock offering by issuing 1,600,800 shares of the Company’s common stock, including 208,800 shares issued pursuant to the exercise of the underwriter’s over-allotment option, at a price to the public of $13.25 per share for gross proceeds of $21,210,600. The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $19,637,964. Keefe, Bruyette & Woods, Inc. served as the sole underwriter of the offering.

The shares were issued pursuant to a prospectus supplement to the prospectus filed as part of the Company’s effective registration statement on Form S-3. Copies of the prospectus supplement and related prospectus may be obtained from Keefe, Bruyette & Woods, Inc., Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, or by calling toll-free (800) 966-1559.

About First Defiance Financial Corp.

First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance and Investments, Inc. First Federal operates 33 full service branches and 45 ATM locations in northwest Ohio, southeast Michigan and Fort Wayne, Indiana. First Insurance and Investments is a full line insurance agency with offices in Defiance, Archbold, Bryan and Bowling Green, Ohio.